Exhibit 99.1

SWM ANNOUNCES SECOND QUARTER 2020 RESULTS

ALPHARETTA, GA, August 5, 2020 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) reported earnings results for the three month and six month periods ended June 30, 2020.

Adjusted measures are reconciled to GAAP at the end of this release. Financial and operating comparisons are versus the prior year period and are from continuing operations. Figures may not sum to total due to rounding. Definitions: Advanced Materials & Structures (AMS), Engineered Papers (EP), "organic" - excluding acquisition benefit, "Tekra" - the Tekra and Trient businesses acquired in March 2020

Second Quarter 2020 Financial Results Summary

•Second quarter results reflected EP segment profit stability and AMS portfolio resilience in the face of COVID-19
•Total sales were $254.2 million, down 6%
•GAAP operating profit was $34.4 million, or 13.5% of sales, down 22%
•Adjusted operating profit was $43.2 million, or 17.0% of sales, down 15%
•GAAP EPS was $0.68, up 3%; Adjusted EPS was $0.90, down 15%
•Operating cash flow was $44.2 million and free cash flow was $35.7 million

Management Commentary

Dr. Jeff Kramer, Chief Executive Officer, commented, "We are pleased to report that SWM is successfully navigating the global economic challenges and health concerns related to COVID-19. Our employee base performed exceptionally well, protecting the health of their colleagues while continuing to provide quality products and services to our customers. While a few locations closed temporarily, as we adapted safety protocols in response to the fast-changing circumstances with minimal impact to our customers, all of our sites are now open and we are fully operational. Our global teams have clearly demonstrated why customers around the world count on SWM to supply essential components for their products."

“Following a first quarter that exceeded our expectations, second quarter 2020 Adjusted EPS of $0.90 reflected solid execution and overall resilience of the portfolio. Furthermore, year-to-date 2020 Adjusted EPS was essentially unchanged versus 2019, which we consider a positive result in the face of COVID-19 headwinds. Consistent with the expectations we communicated in our last earnings release, stable demand in the tobacco industry supported our EP segment. We saw only a modest profit contraction, which was entirely attributable to some temporary site closures related to government orders or implementation of stepped up hygiene requirements early in the pandemic. Lower segment sales were offset by excellent manufacturing execution and lower costs, which drove outstanding margin performance."

"AMS performed well given the circumstances, with several end-markets delivering solid growth while a few others felt a more pronounced impact from COVID-19, particularly transportation. Organic sales declined 15%, but were down only 4% excluding transportation sales, demonstrating the overall resilience of the AMS portfolio to the economic pressures faced in the quarter. We are cautiously optimistic that the worst is over for our high-value transportation business and see initial indications for an uptick in order activity later this year. Medical increased significantly across the portfolio, with rapid growth in facemask materials, as well as specialty hospital and woundcare products. Industrial sales posted solid gains, infrastructure and construction was below expectations, and filtration held up relatively well with only a modest decline. Incremental operating profits from the newly acquired Tekra business, cost controls, and lower input costs were all positive bottom-line offsets."

Dr. Kramer concluded, "During these unprecedented times, SWM remains quite profitable, generating high free cash flow and maintaining a strong balance sheet. We paid down nearly $90 million of debt with excess cash during the quarter while maintaining our dividend. In addition, we are still pushing forward on long-term strategic initiatives across the business, ranging from commercial synergy projects related to Tekra, new product development in both AMS and EP, and company-wide cost improvement efforts. We are encouraged by our results despite a difficult economic scenario, and believe our people, operations, and financial performance will continue to reflect the strong resolve of the SWM organization."

Second Quarter 2020 Financial Results

Advanced Materials & Structures segment sales were $132.8 million, up 5%, including the acquisition benefit from the Tekra acquisition, while organic sales decreased 15% due to COVID-19 related demand impacts. Sales into medical end-markets increased high double-digits, accelerating from strong first quarter growth, driven by significant demand for facemask materials and specialty hospital products. Industrial products also increased largely due to higher sales of packaging films, while filtration sales declined moderately with growth in air filtration products partially offsetting declines in other areas. The Company's automotive aftermarket paint protection film sales were significantly impacted by shelter-in-place orders which contributed to the global disruption of the auto industry; excluding transportation sales, AMS organic sales declined 4%. Infrastructure and construction sales were also impacted by COVID-19 related pressures. GAAP operating profit was $13.1 million, or 9.9% of sales, down 36%, and reflected higher purchase accounting expenses related to the Tekra acquisition. Adjusted operating profit was $20.8 million, down 18%, with margin down 440 basis points to 15.7%. Discretionary expense reductions and lower raw material costs were offset by the organic sales decline and the negative mix effect of the lower margin acquired Tekra business.

Engineered Papers segment sales were $121.4 million, down 15%, or 13% absent Euro-driven negative currency impacts. Negative price/mix performance of 2% added to a 12% volume decline. Lower volumes were largely a function of industry attrition, an expected inventory reduction from one customer, declines in certain low-margin products such as foodservice packaging, and the impacts of temporary site shutdowns related to COVID-19. Price/mix was impacted by temporary site closures, particularly the Company's Ancram, NY facility which produces high-value wrapper and binder products for small cigars. GAAP operating profit was $31.7 million, or 26.1% of sales, down 2%. Adjusted operating profit was $32.8 million, down 3%, though adjusted operating margin expanding 340 basis points to 27.0%. Margins increased primarily due to ongoing cost reduction activities, good performance in LIP papers, lower wood pulp input costs, and currency, which combined to offset inefficiencies from lower volumes and the temporary plant shutdowns related to COVID-19 safety measures. Currency movements resulted in a $2.6 million benefit to operating profit due mainly to lower local currency operating costs in Brazil.

Unallocated GAAP and adjusted expenses were each $10.4 million, up $1.7 million, and were 4.1% of total sales. The increase related to timing of certain administrative expenses as well as expected higher IT costs.

Consolidated sales were $254.2 million, down 6%, or 5% absent negative Euro-driven currency impacts. Excluding the Tekra acquisition benefit, organic sales declined 15%. GAAP operating profit was $34.4 million, down 22%, and GAAP operating profit margin was 13.5%. Adjusted operating profit was $43.2 million, down 15%, and adjusted operating profit margin was 17.0%, down 170 basis points. Adjusted EBITDA was $52.8 million, down 12%, and adjusted EBITDA margin was 20.8%, down 150 basis points.

GAAP income was $21.5 million, up 5%; GAAP EPS was $0.68. Adjusted income was $28.0 million, down 15%; Adjusted EPS was $0.90.

Interest expense was $8.1 million, down from $15.1 million, with the decrease due to $7.8 million of non-recurring interest expense in the second quarter of 2019 related to Brazil tax assessments. Interest expense on debt was $8.1 million, up $0.8 million due to higher average debt balances as a result of the Tekra acquisition. Other expense was $0.3 million, versus of $2.7 million in the prior year quarter, which also reflected non-recurring other expenses related to Brazil tax assessments.

The Company reported a tax rate of 20.8%, versus 19.7% in the prior year period. Excluding the impact of non-GAAP adjustments, the second quarter 2020 tax rate was 21.8% (the implied rate reflected in the Company's Adjusted EPS), versus 21.2% in the prior year quarter.

The Company's Chinese JVs contributed $0.03 to both GAAP and Adjusted EPS, versus a $0.02 per share loss in the prior year quarter due to higher volumes.

Net currency movements were a $2.6 million benefit to operating profits and the translation impact of net currency movements was positive $0.09 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables). The most significant adjustments to second quarter 2020 results were preliminary purchase accounting expenses of $0.18 per share (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as any non-cash one-time inventory step-up charges, associated with AMS acquisitions). In addition to purchase accounting expenses of $0.14 per share, the prior year quarter non-GAAP adjustments also included $0.24 per share of expenses related to the Brazil tax assessments.

2020 Year-to-Date Financial Results

Advanced Materials & Structures segment sales were $255.7 million, up 3%, including the acquisition benefit from the Tekra acquisition, while organic sales decreased 9%, as COVID-19 related pressures that began late in the first quarter persisted throughout the second quarter. Medical sales exhibited strong growth, driven by significant demand for facemask materials and specialty hospital products. Industrial products also increased largely due to higher demand for packaging films and materials for wind turbine manufacturing. Filtration and infrastructure and construction sales declined, reflecting increased economic pressure during the second quarter related to COVID-19. Transportation experienced the most significant decline in the portfolio, as discussed above. Excluding transportation sales, AMS organic sales were flat versus the prior year period. GAAP operating profit was $26.8 million, down 24%, which reflected higher purchase accounting expenses related to the Tekra acquisition. Adjusted operating profit was $40.1 million, down 12%, with margin contracting 270 basis points to 15.7%. The organic sales decline and the addition of the lower margin Tekra business contributed to the margin contraction, offsetting strong expense controls and lower raw material costs.

Engineered Papers segment sales were $260.0 million down 7%, and down 5% versus the prior year period absent negative currency impacts due mostly to a lower Euro. Positive price/mix performance of 3% offset a volume decline of 8%. Price/mix benefited from a higher mix of LIP volumes compared to the prior year period. The year-to-date volume decline was driven primarily by the larger volume decrease during the second quarter, as discussed above, relative to the first quarter 2020 volume decline of 4% (consistent with industry attrition). GAAP operating profit was $65.1 million, up 6%. Adjusted operating profit was $66.3 million, also up 6%, with adjusted operating margin increasing 320 basis point to 25.5%. Year-to-date profits and margins increased mainly due to positive price/mix impacts, efficiency improvements, lower raw material costs, and currency, which offset lower volumes and the impacts of temporary site closures related to COVID-19. Currency movements resulted in a positive $3.5 million impact to operating profit, due to lower local currency operating costs in Brazil.

Unallocated GAAP and adjusted expenses were each $23.4 million, up $1.5 million, and were 4.5% of total sales, up 40 basis points. The primary drivers of the increase were Tekra acquisition transaction costs and higher IT expenses.

Consolidated sales were $515.7 million, down 2%, or 1% absent negative Euro-driven currency impacts. Excluding the Tekra acquisition benefit, organic sales declined 8%. GAAP operating profit was $68.5 million, down 8%, and GAAP operating profit margin was 13.3%. Adjusted operating profit was $83.0 million, down 4%, and adjusted operating profit margin was 16.1% down 20 basis points. Adjusted EBITDA was $101.8 million, down 3%, and adjusted EBITDA margin was 19.7%, down 20 basis points.

GAAP income was $44.0 million, up 16%; GAAP EPS was $1.40. Adjusted income was $54.5 million, up 1%; this equated to Adjusted EPS of $1.75.

Interest expense was $15.0 million, down from $22.9 million, with the decrease due to $7.8 million of non-recurring interest expense in the second quarter of 2019 related to Brazil tax assessments. Interest expense on debt was $15.0 million, down $0.1 million. Other income was $0.3 million, versus other expense of $3.3 million in the prior year quarter, which also reflected non-recurring costs related to the Brazil tax assessments.

The Company reported a tax rate of 19.9%, versus 19.8% in the prior year period. Excluding the impact of non-GAAP adjustments, the year-to-date tax rate was 21.5% (the implied rate reflected in the Company's Adjusted EPS), versus 21.4% in the prior year period.

The Company's Chinese JVs contributed $0.03 to both GAAP and Adjusted EPS, versus a $0.03 per share loss in the prior year period, due to higher volumes.

Net currency movements were a $3.3 million benefit to operating profits and the translation impact of net currency movements was positive $0.06 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables). The most significant adjustments to year-to-date 2020 results were preliminary purchase accounting expenses of $0.32 per share (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as any non-cash one-time inventory step-up charges, associated with AMS acquisitions). In addition to purchase accounting expenses of $0.28 per share, the prior year period non-GAAP adjustments also included $0.24 per share of expenses related to the Brazil tax assessments.

Cash Flow, Debt, & Dividend

Year-to-date 2020 cash provided by operating activities was $49.3 million, down from $55.0 million, due primarily to timing of working capital changes. The Company's working capital-related cash outflows were $30.2 million, compared to $27.6 million in the prior year period.

Capital spending and capitalized software totaled $16.6 million, down $1.4 million, which annualizes below the $40 million to $45 million capital expenditure guidance the Company provided in February 2020. In response to COVID-19 and potential financial impacts to the Company, management plans to evaluate cash flow trends in the context of preserving liquidity and may elect to defer some discretionary capital projects originally planned for 2020. Year-to-date free cash outflow was $32.7 million compared to $37.0 million in the prior year period.

On March 13, 2020, the Company closed on the Tekra acquisition. The total net cash consideration of $169.3 million was comprised of the originally announced $155.0 million purchase price as well as customary post-closing adjustments, which relate primarily to tax benefits expected to be realized by the Company. The Company funded the transaction on its previously undrawn credit revolver.

Total debt was $669.0 million as of June 30, 2020, up $126.3 million from year end 2019, reflecting the Tekra acquisition financing, and total cash was $63.9 million; net debt was $605.1 million on June 30, 2020, up $165.4 million. The Company paid down $86.7 million of debt during the second quarter. The Company's total debt is comprised primarily of $127 million of borrowings under the revolving credit facility, which is due in 2023 and represents the Company's nearest material debt maturity, $197 million of an outstanding term loan due in 2025, and $350 million of senior notes due in 2026 (these amounts do not sum to total debt due mainly to unamortized discount and issuance costs). The Company's liquidity position is $433 million, consisting of $64 million of cash and $369 million of revolver availability, which includes $5 million of letters of credit. Management believes current cash balances, anticipated cash generation, and borrowing capacity will be sufficient to fund the Company's operating needs and financial obligations, including dividend payments.

Pursuant to the debt covenants, the Company's net debt to adjusted EBITDA was approximately 2.8x as of June 30, 2020, up from 2.1x from year end 2019, due primarily to financing the Tekra acquisition. Per the terms of the Company's credit agreement, the Company's maximum leverage covenant is 5.0x through the duration of 2020 and is required to be below 4.5x by the end of the second quarter of 2021. Based on multiple scenario and sensitivity analyses conducted by the Company, management expects to maintain covenant compliance despite anticipated macro-economic weakness caused by the COVID-19 pandemic.

The Company announced a quarterly cash dividend of $0.44 per share. The dividend will be payable on September 18, 2020 to stockholders of record as of August 21, 2020. Through the second quarter of 2020, the Company has paid dividends to stockholders totaling $27.4 million.

Conference Call

SWM will hold a conference call to review second quarter 2020 results with investors and analysts at 9:30 a.m. Eastern time on Thursday, August 6, 2020. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s website at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s website shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's website under the Investor Relations section in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global performance materials company. Our highly engineered papers, films, nets and nonwovens are designed and manufactured using natural fibers and polymers for a variety of industries and applications. We provide our customers with critical components that enhance the performance of their products. End markets served include filtration, transportation, infrastructure and construction, medical, industrial, tobacco, energy, food services and home décor. SWM and its subsidiaries manufacture on four continents, conduct business in over 90 countries and employ approximately 3,400 people worldwide. For further information, please visit SWM’s website at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws that are subject to the safe harbor created by such laws and other legal protections.  Forward-looking statements include, without limitation, those regarding future performance, capital expenditures, future market and EPS trends, sales and volume trends, growth prospects, currency rates and trends and impact on EPS, future cash flows, effective tax rates, planned investments, impacts of the COVID-19 pandemic on our operations, profitability, and cash flow, and other statements generally identified by words such as "believe," "expect," "intend," "guidance," "plan," "forecast," "potential," "anticipate," "confident," "project," "appear," "future," "should," "likely," "could," "may," "typically," "will," and similar words. These statements are not guarantees of future performance and certain risks, uncertainties (some of which are beyond the Company’s control) and assumptions that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, the following factors:

•Risks associated with pandemics and other public health emergencies, including the continued spread and impact of, and the governmental and third party response to, the COVID-19 pandemic;

•The impact of mandatory business closures, limits on non-essential travel, “social or physical distancing” guidelines, “shelter-in-place” mandates and similar governmental and private measures taken to combat the spread of COVID-19;

•Changes in sales or production volumes, pricing and/or manufacturing costs of Recon products, cigarette paper (including for LIP cigarettes), including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products, new technologies such as e-cigarettes, inventory adjustments and rebalancings in our EP segment. Additionally, competition and changes in AMS end-market products due to changing customer demands;

•Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting and due to impact of tariffs;

•Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•Changes in the source and intensity of competition in our commercial segments. We operate in highly competitive markets in which alternative supplies and technologies may attract our customers away from our products. In addition, our customers may, in some cases, produce for themselves the components that the Company sells to them for incorporation into their products, thus reducing or eliminating their purchases from us;

•Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

•Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•Seasonal or cyclical market and industry fluctuations which may result in reduced net sales and operating profits during certain periods;

•Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, which could impact the sales and profitability of our products;

•Adverse changes in the oil, gas, automotive, construction and infrastructure, and mining sectors impacting key AMS segment customers;

•Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs;

•Employee retention and labor shortages;

•Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including the loi de Securisation de l'emploi in France, unionization rule and regulations by the National Labor Relations Board in the U.S., equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•Labor strikes, stoppages, disruptions or other disruptions at our facilities;

•The impact of tariffs, and the imposition of any future additional tariffs and other trade barriers, and the effects of retaliatory trade measures;

•Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•New reports as to the effect of smoking on human health or the environment;

•Changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the Euro and Real) and on interest rates and the effects of the ongoing discussions between the U.K. and European Union to determine the terms of the U.K.'s withdrawal from the European Union;

•Changes in the method pursuant to which LIBOR rates are determined and the potential phasing out of LIBOR after 2021;

•Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

•The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

•Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•International conflicts and disputes, which restrict our ability to supply products into affected regions, due to the corresponding effects on demand, the application of international sanctions, or practical consequences on transportation, banking transactions, and other commercial activities in troubled regions;

•Compliance with the FCPA and other anti-corruption laws or trade control laws, as well as other laws governing our operations;

•The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;

•A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil, France and Germany;

•The outcome and cost of LIP-related intellectual property infringement and validity litigation in Europe and the Glatz's German Patent Court invalidation proceedings;

•Risks associated with our technological advantages in our intellectual property and the likelihood that our current technological advantages are unable to continue indefinitely;

•Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

•Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

•Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•Increased taxation on tobacco-related products;

•Costs and timing of implementation of any upgrades or changes to our information technology systems;

•Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;

•Changes in tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities;

•Changes in construction and infrastructure spending and its impact on demand for certain products;

•Potential loss of consumer awareness and demand for acquired companies’ products if it is decided to rebrand those products under the Company’s legacy brand names; and

•Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. Forward-looking statements herein are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such and should only be viewed as historical data. The financial results reported in this release are unaudited.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and other reports we file from time to time, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this release. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses, certain purchase accounting adjustments related to AMS segment acquisitions, interest expense, the effect of income tax provisions and other tax impacts, capital spending, capitalized software costs, loss from discontinued operations, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results excluding currency impacts. This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency on the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not intended to be considered in isolation or as alternatives or substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared and presented in accordance with GAAP. The non-GAAP financial measures used in this release may be different from the measures used by other companies.

SOURCE SWM:

CONTACT

Andrew Wamser
Chief Financial Officer
+1-770-569-4271

Or

Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Website: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2020	2019	% Change
Net sales	$254.2	$269.9	(5.8)%
Cost of products sold	179.9	190.9	(5.8)
Gross profit	74.3	79.0	(5.9)

Selling expense	8.8	8.6	2.3
Research expense	3.6	3.7	(2.7)
General expense	25.9	22.1	17.2
Total nonmanufacturing expenses	38.3	34.4	11.3

Restructuring and impairment expense	1.6	0.4	N.M.
Operating profit	34.4	44.2	(22.2)
Interest expense	8.1	15.1	(46.4)
Other expense, net	(0.3)	(2.7)	(88.9)
Income from continuing operations before income taxes and income from equity affiliates	26.0	26.4	(1.5)

Provision for income taxes	5.4	5.2	3.8
Income (loss) from equity affiliates, net of income taxes	0.9	(0.7)	N.M.
Income from continuing operations	21.5	20.5	4.9
Net income	$21.5	$20.5	4.9%

Net income per share - basic:
Income per share from continuing operations	$0.69	$0.66	4.5%
Net income per share – basic	$0.69	$0.66	4.5%

Net income per share – diluted:
Income per share from continuing operations	$0.68	$0.66	3.0%
Net income per share – diluted	$0.68	$0.66	3.0%

Cash dividends declared per share	$0.44	$0.44

Weighted average shares outstanding:

Basic	30,792,600	30,661,400

Diluted	31,006,700	30,809,300

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2020	2019	% Change
Net sales	$515.7	$527.9	(2.3)%
Cost of products sold	367.1	381.0	(3.6)
Gross profit	148.6	146.9	1.2

Selling expense	18.3	17.2	6.4
Research expense	6.8	7.0	(2.9)
General expense	53.3	47.7	11.7
Total nonmanufacturing expenses	78.4	71.9	9.0

Restructuring and impairment expense	1.7	0.4	N.M.
Operating profit	68.5	74.6	(8.2)
Interest expense	15.0	22.9	(34.5)
Other income (expense), net	0.3	(3.3)	N.M.
Income from continuing operations before income taxes and income from equity affiliates	53.8	48.4	11.2

Provision for income taxes	10.7	9.6	11.5
Income (loss) from equity affiliates, net of income taxes	0.9	(0.9)	N.M.
Income from continuing operations	44.0	37.9	16.1
Net income	$44.0	$37.9	16.1%

Net income per share - basic:
Income per share from continuing operations	$1.41	$1.23	14.6%
Net income per share – basic	$1.41	$1.23	14.6%

Net income per share – diluted:
Income per share from continuing operations	$1.40	$1.22	14.8%
Net income per share – diluted	$1.40	$1.22	14.8%

Cash dividends declared per share	$0.88	$0.88

Weighted average shares outstanding:

Basic	30,752,500	30,641,100

Diluted	30,958,400	30,791,000

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$63.9	$103.0
Accounts receivable, net	151.3	143.2
Inventories	172.1	161.4
Other current assets	17.1	19.9
Property, plant and equipment, net	325.5	330.3
Goodwill	397.9	337.4
Other noncurrent assets	450.3	376.5
Total Assets	$1,578.1	$1,471.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$2.6	$1.9
Other current liabilities	134.1	155.7
Long-term debt	666.4	540.8
Pension and other postretirement benefits	32.2	31.6
Deferred income tax liabilities	46.4	48.2
Long-term income tax payable	17.6	21.4
Other noncurrent liabilities	71.4	74.4
Stockholders’ equity	607.4	597.7
Total Liabilities and Stockholders’ Equity	$1,578.1	$1,471.7

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in millions)
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Operating
Net income	$44.0	$37.9
Non-cash items included in net income:
Depreciation and amortization	32.5	28.9
Deferred income tax	1.6	(0.7)
Pension and other postretirement benefits	1.8	1.3
Stock-based compensation	4.2	2.5
Loss from equity affiliates	(0.9)	0.9
Other items	(3.7)	0.9
Changes in operating working capital	(30.2)	(27.6)
Cash provided by operations	49.3	55.0

Investing
Capital spending	(14.9)	(15.2)
Capitalized software costs	(1.7)	(2.8)
Acquisitions, net of cash acquired	(169.3)	—
Other investing	2.1	0.8
Cash used in investing	(183.8)	(17.2)

Financing
Cash dividends paid to SWM stockholders	(27.4)	(27.2)
Changes in short-term debt	—	(0.1)
Proceeds from issuances of long-term debt	212.0	0.1
Payments on long-term debt	(87.1)	(15.3)
Purchases of common stock	(0.9)	(1.0)
Cash provided by (used in) financing	96.6	(43.5)

Effect of exchange rate changes on cash and cash equivalents	(1.2)	(0.3)

Decrease in cash and cash equivalents	$(39.1)	$(6.0)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
AMS	$132.8	$126.7	4.8%	$255.7	$247.2	3.4%
EP	121.4	143.2	(15.2)%	260.0	280.7	(7.4)%
Total Consolidated	$254.2	$269.9	(5.8)%	$515.7	$527.9	(2.3)%

Operating Profit
	Three Months Ended June 30,				Six Months Ended June 30,
			Return on Net Sales				Return on Net Sales
	2020	2019	2020	2019	2020	2019	2020	2019
AMS	$13.1	$20.4	9.9%	16.1%	$26.8	$35.3	10.5%	14.3%
EP	31.7	32.5	26.1%	22.7%	65.1	61.2	25.0%	21.8%
Unallocated	(10.4)	(8.7)			(23.4)	(21.9)
Total Consolidated	$34.4	$44.2	13.5%	16.4%	$68.5	$74.6	13.3%	14.1%

Non-GAAP Adjustments to Operating Profit
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
AMS - Restructuring & Impairment Expenses	$0.5	$—	$0.5	$—
AMS - Purchase Accounting Adjustments	7.2	5.1	12.8	10.2
EP - Restructuring & Impairment Expenses and Tax Assessment	1.1	1.3	1.2	1.3
Unallocated	—	—	—	—
Total Consolidated	$8.8	$6.4	$14.5	$11.5

Adjusted Operating Profit *
	Three Months Ended June 30,				Six Months Ended June 30,
			Return on Net Sales				Return on Net Sales
	2020	2019	2020	2019	2020	2019	2020	2019
AMS	$20.8	$25.5	15.7%	20.1%	$40.1	$45.5	15.7%	18.4%
EP	32.8	33.8	27.0%	23.6%	66.3	62.5	25.5%	22.3%
Unallocated	(10.4)	(8.7)			(23.4)	(21.9)
Total Consolidated	$43.2	$50.6	17.0%	18.7%	$83.0	$86.1	16.1%	16.3%

* Adjusted Operating Profit, a non-GAAP financial measure, is calculated by adding Restructuring & Impairment Expenses and Purchase Accounting Adjustments to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating profit	$34.4	$44.2	$68.5	$74.6
Plus: Restructuring and impairment expense	1.6	0.4	1.7	0.4
Plus: Purchase accounting adjustments	7.2	5.1	12.8	10.2
Adjusted Operating Profit	$43.2	$50.6	$83.0	$86.1

Income	$21.5	$20.5	$44.0	$37.9
Plus: Restructuring and impairment expense	1.6	0.4	1.7	0.4
Less: Tax impact of restructuring and impairment expense	(0.5)	(0.1)	(0.5)	(0.1)
Plus: Purchase accounting adjustments	7.2	5.1	12.8	10.2
Less: Tax impact of purchase accounting adjustments	(1.7)	(1.0)	(3.1)	(1.9)
Plus: Brazil tax assessments	—	10.8	—	10.8
Less: Tax impact of Brazil tax assessments	—	(3.1)	—	(3.1)
Less: Tax legislative changes, net of other discrete items	(0.1)	0.3	(0.4)	(0.3)
Adjusted Income	$28.0	$32.9	$54.5	$53.9

Earnings per share - diluted	$0.68	$0.66	$1.40	$1.22
Earnings per share from continuing operations	0.68	0.66	1.40	1.22
Plus: Restructuring and impairment expense	0.06	0.01	0.06	0.01
Less: Tax impact of restructuring and impairment expense	(0.02)	—	(0.02)	—
Plus: Purchase accounting adjustments	0.24	0.17	0.42	0.34
Less: Tax impact of purchase accounting adjustment	(0.06)	(0.03)	(0.10)	(0.06)
Plus: Brazil tax assessments	—	0.35	—	0.35
Less: Tax impact of Brazil tax assessments	—	(0.11)	—	(0.11)
Less: Tax legislative changes, net of other discrete items	—	0.01	(0.01)	(0.01)
Adjusted Earnings Per Share - Diluted	$0.90	$1.06	$1.75	$1.74

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income	$21.5	$20.5	$44.0	$37.9
Plus: Loss from discontinued operations	—	—	—	—
Income from continuing operations	21.5	20.5	44.0	37.9
Plus: Interest expense on debt	8.1	7.3	15.0	15.1
Plus: Interest expense on Brazil tax assessments	—	7.8	—	7.8
Plus: Provision for income taxes	5.4	5.2	10.7	9.6
Plus: Depreciation & amortization	16.8	14.7	31.6	29.0
Plus: Restructuring and impairment expense	1.6	0.4	1.7	0.4
Plus: (Income) loss from equity affiliates	(0.9)	0.7	(0.9)	0.9
Plus: Other (income) expense, net	0.3	2.7	(0.3)	3.3
Plus: Brazil tax assessments	—	0.9	—	0.9
Adjusted EBITDA from continuing operations	$52.8	$60.2	$101.8	$104.9

AMS adjusted EBITDA	$24.8	$28.8	$47.5	$52.1
EP adjusted EBITDA	38.3	39.7	77.3	74.2
Unallocated adjusted EBITDA	(10.3)	(8.3)	(23.0)	(21.4)
Adjusted EBITDA from continuing operations	$52.8	$60.2	$101.8	$104.9

Cash provided by operating activities	$44.2	$42.0	$49.3	$55.0
Less: Capital spending	(7.5)	(7.9)	(14.9)	(15.2)
Less: Capitalized software costs	(1.0)	(1.4)	(1.7)	(2.8)
Free Cash Flow	$35.7	$32.7	$32.7	$37.0

			June 30, 2020	December 31, 2019

Total Debt			$669.0	$542.7
Less: Cash			63.9	103.0
Net Debt			$605.1	$439.7